Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors

Xenia Hotels & Resorts, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-248120) on Form S-3 ASR and (No. 333-238708) on Form S-8 of Xenia Hotels & Resorts, Inc. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Xenia Hotels & Resorts, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive (loss) income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appears in the December 31, 2020 annual report on Form 10-K of Xenia Hotels & Resorts, Inc.

Our report contains an explanatory paragraph related to Xenia Hotels & Resorts, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
Orlando, Florida
March 1, 2021